Exhibit 2.1

SECOND AMENDMENT

Second Amendment dated March 19, 2021, to the Agreement and Plan of Merger dated October 27, 2020, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary, Inc. and SolarMax Technology, Inc. as amended by an amendment dated November 10, 2020, which agreement, as so amended being referred to as the “Merger Agreement.”

1. All terms defined in the Merger Agreement and used in this Amendment shall have the same meaning in this Amendment as in the Merger Agreement.

2. Section 5.12(a) of the Merger Agreement is amended to read as follows:

“(a) The Purchaser and the Company acknowledge that the Purchaser has extended the date by which the Purchaser must consummate its initial Business Combination from April 27, 2020 to October 26, 2020 which was further extended to April 26, 2021 (the “Extensions”). The Purchaser and the Company acknowledge that in order to finance the Extensions, pursuant to the Merger Agreement, Company has made two loans to the Purchaser each in the amount of $60,000 and four loans each in the amount of $70,674, as non-interest bearing loans (collectively, the “Extension Loans” and each an “Extension Loan”), repayable upon the earlier of the consummation of the Purchaser’s Business Combination or liquidation (subject to Section 8.1) or as otherwise provided in the notes, and the Company agrees to make up to two additional Extension Loans (the “Additional Loans”) in the amount $70,674 per month; provided, that the Company shall not be required to make more than two Additional Loans. The first Additional Loan will be made on the date of this Agreement and the second Additional Loan shall be made in April 2021.

3. Pursuant to the Merger Agreement, Purchaser agreed, that at the Closing, Purchaser shall cause to be delivered to the Surviving Corporation for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to the amount by which each $70,674 loan exceeded $60,000, which was the amount the Company had initially agreed to pay. In connection with this Amendment, Purchaser shall cause to be delivered to the Surviving Corporation for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to the amount of the Additional Loans.

4. Purchaser represents and warrants that the holders of the Sponsor Shares have agreed to the provisions of this Amendment.

5. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

ALBERTON ACQUISITION CORPORATION

By:	/s/ Guan Wang
Name: Guan Wang
Title: CEO

ALBERTON MERGER SUBSIDIARY, INC.

By:	/s/ Guan Wang
Name: Guan Wang
Title: CEO

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
Name: David Hsu
Title: CEO

[Signature Page to Second Amendment dated March 18, 2021 to Merger Agreement]